Exhibit 10.1
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is dated as of the ___day of ___, 2006, between The Timken Company, an Ohio corporation (the “Company”), and _________________ (the “Employee”).
Recitals
     The Employee is a key employee of the Company and has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company.
     The Company wishes to induce its key employees to remain in the employment of the Company and to assure itself of stability and continuity of operations by providing severance protection to those key employees who are expected to make major contributions to the success of the Company. In addition, the Company recognizes that a termination of employment may occur following a change in control in circumstances where the Employee should receive additional compensation for services theretofore rendered and for other good reasons, the appropriate amount of which would be difficult to ascertain. Hence, the Company has agreed to provide special severance in the event of a change in control of the Company.
     NOW, THEREFORE, in consideration of the premises, including the Release provided for in Section 6 hereof, the Company and the Employee hereby agree as follows:
     1. Definitions:
         1.1 Base Salary: The term “Base Salary” shall mean the Employee’s annual base salary as in effect on the date this Agreement becomes operative, as the same may be increased from time to time.
         1.2 Board: The term “Board” shall mean the Board of Directors of the Company.
         1.3 Change in Control: “Change in Control” means the occurrence during the Term of any of the following events:
       (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) is or becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of the combined voting power of the then-outstanding Voting Stock of the Company; provided, however, that:
        (i) for purposes of this Section 1.3(a), the following acquisitions will not constitute a Change in Control: (A) any acquisition of Voting Stock of the Company directly from the Company that is approved by a majority of the Incumbent Directors, (B) any acquisition of Voting Stock of the Company by the Company or any Subsidiary, (C) any acquisition of Voting Stock of the Company by the trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, and (D) any acquisition of Voting Stock of the Company by any Person pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 1.3(c) below;
        (ii) if any Person is or becomes the beneficial owner of 30% or more of combined voting power of the then-outstanding Voting Stock of the Company as a result of a transaction described in clause (A) of Section 1.3(a)(i) above and such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than in an acquisition directly from the Company that is approved by a majority of the Incumbent Directors or other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally, such subsequent acquisition shall be treated as a Change in Control;
        (iii) a Change in Control will not be deemed to have occurred if a Person is or becomes the beneficial owner of 30% or more of the Voting Stock of the Company as a result of a reduction in the number of shares of Voting Stock of the Company outstanding pursuant to a transaction or series of transactions that is approved by a majority of the Incumbent Directors unless and until such Person thereafter becomes the beneficial owner of any additional shares of Voting Stock of the Company representing 1% or more of the then-outstanding Voting Stock of the Company, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Voting Stock are treated equally; and
        (iv) if at least a majority of the Incumbent Directors determine in good faith that a Person has acquired beneficial ownership of 30% or more of the Voting Stock of the Company inadvertently, and such Person divests as promptly as practicable but no later than the date, if any, set by the Incumbent Directors a sufficient number of shares so that such Person beneficially owns less than 30% of the Voting Stock of the Company, then no Change in Control shall have occurred as a result of such Person’s acquisition; or
       (b) a majority of the Board ceases to be comprised of Incumbent Directors; or
       (c) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the stock or assets of another corporation, or other transaction (each, a “Business Transaction”), unless, in each case, immediately following such Business Transaction (i) the Voting Stock of the Company outstanding immediately prior to such Business Transaction continues to represent (either by remaining outstanding or by being converted into Voting Stock of the surviving entity or any parent thereof), at least 51% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (other than the Company, such entity resulting from such Business Transaction, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such Business Transaction) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Transaction, and (iii) at least a majority of the members of the Board of Directors of the entity resulting from such Business Transaction were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Transaction; or
       (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Transaction that complies with clauses (i), (ii) and (iii) of Section 1.3(c).
The Company shall give the Employee written notice, delivered to the Employee in the manner specified in Section 8 hereof, of the occurrence of any event constituting a Change in Control as promptly as practical, and in no case later than 10 calendar days, after the occurrence of such event.
         1.4 CIC Severance Amount: The term “CIC Severance Amount” shall mean a lump sum amount equal to the sum of:
       (a) ___times the greater of (i) the Employee’s Base Salary in effect immediately prior to the Employee’s termination of employment or (ii) the Employee’s Base Salary in effect immediately prior to the Change in Control;
       (b) ___times the greater of (i) the Employee’s Incentive Pay for the year in which the Employee’s employment is terminated or (ii) the Employee’s Incentive Pay for the year in which the Change in Control occurred;
       (c) The Supplemental Pension Benefit;
       (d) The Supplemental SIP Plan Benefit; and
       (e) The Post-Tax SIP Plan Benefit.
         1.5 Code: The term “Code” shall mean the Internal Revenue Code of 1986, as amended.

         1.6 Company Termination Event: The term “Company Termination Event” shall mean the termination, prior to any Employee Termination Event, of the employment of the Employee by the Company in any of the following events:
       (a) The Employee’s death;
       (b) If the Employee shall become eligible to receive and begins actually to receive long-term disability benefits under The Long Term Disability Program of The Timken Company or any successor plan; or
       (c) For Cause. Termination shall be deemed to have been for “Cause” only if based on the fact that the Employee has done any of the following:
        (i) An intentional act of fraud, embezzlement or theft in connection with his duties with the Company;
        (ii) Intentional wrongful disclosure of secret processes or confidential information of the Company or a Company subsidiary; or
        (iii) Intentional wrongful engagement in any Competitive Activity which would constitute a material breach of the Employee’s duty of loyalty to the Company.
For purposes of this Agreement, no act, or failure to act, on the part of the Employee shall be deemed “intentional” unless done or omitted to be done, by the Employee not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company.
         1.7 Competitive Activity: The term “Competitive Activity” shall mean the Employee’s participation, without the written consent of an officer of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company and such enterprise’s sales of any product or service competitive with any product or service of the Company amounted to 25% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 25% of the Company’s net sales for its most recently completed fiscal year. “Competitive Activity” shall not include (a) the mere ownership of securities in any enterprise and exercise of rights appurtenant thereto or (b) participation in management of any enterprise or business operation thereof other than in connection with the competitive operation of such enterprise.
         1.8 Employee Termination Event: The term “Employee Termination Event” shall mean the termination of the employment of the Employee (including a decision to retire if eligible under The 1984 Retirement Plan for Salaried Employees of The Timken Company, or any successor plan (the “Retirement Plan”)) by the Employee in any of the following events:
       (a) A determination by the Employee made in good faith that upon or after the occurrence of a Change in Control: (i) a significant reduction or other adverse change has occurred in the nature or scope of the responsibilities, authorities, duties, powers or functions of the Employee attached to the Employee’s position held immediately prior to the Change in Control; or (ii) a change of more than 60 miles has occurred in the location of the Employee’s principal office immediately prior to the Change in Control;
       (b) A failure to elect, reelect or otherwise maintain the Employee in the same or better office or position in the Company or any Subsidiary which the Employee held immediately prior to a Change in Control, or removal of the Employee as a Director of the Company (or a successor thereto) or a Subsidiary, if the Employee shall have been a Director of the Company or such Subsidiary immediately prior to the Change in Control;
       (c) A reduction by the Company in the Employee’s Base Salary;
For purposes of this Agreement, the amount of any reduction in annual base salary elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, The Timken Company Savings and Investment Pension Plan (the “SIP Plan”) and The Timken Company 1996 Deferred Compensation Plan (the “Deferred Compensation Plan”), shall be included in the determination of Base Salary;
       (d) If in any calendar year, or portion of a calendar year, in or for which the Company pays to any employee any Incentive Payments, the amount of Incentive Payments received by or awarded to the Employee is less than an amount equal to the Employee’s average Incentive Pay for the previous three calendar years;
       (e) The failure by the Company to continue in effect without substantial change any compensation or benefit plan in which the Employee participates, or the failure by the Company to continue the Employee’s participation therein; or the taking of any action by the Company or its subsidiaries which would directly or indirectly materially reduce any of the benefits of such plans enjoyed by the Employee at the time of the Change in Control, or the failure by the Company or its subsidiaries to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company or its subsidiaries in accordance with the normal vacation policy of the Company or of the subsidiary by which the Employee is employed as in effect at the time of the Change in Control, or the taking of any other action by the Company or its subsidiaries which materially adversely changes the conditions or prerequisites of the Employee’s employment;
       (f) The purported termination of the Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1.13 of this Agreement, which purported termination shall not be effective for purposes of this Agreement; or

       (g) A failure of any successor company to execute the agreement required by Section 7.1 of this Agreement.
         1.9 Incentive Pay: The term “Incentive Pay” shall mean an annual amount equal to the target annual amount of Incentive Payments payable to the Employee, without regard to any reduction thereof elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including, without limitation, the SIP Plan and the Deferred Compensation Plan.
         1.10 Incentive Payments: The term “Incentive Payments” shall mean any cash incentive compensation paid based on an annual performance period (whether pursuant to the Company’s Management Performance Plan or any successor similar plan or through any other means).
         1.11 Incumbent Directors: The term “Incumbent Directors” means the individuals who, as of the date hereof, are Directors of the Company and any individual becoming a Director subsequent to the date hereof whose election, nomination for election by the Company’s shareholders, or appointment, was approved by a vote of at least two-thirds of the then Incumbent Directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination); provided, however, that an individual shall not be an Incumbent Director if such individual’s election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
         1.12 Limited Period: The term “Limited Period” shall mean that period of time commencing on the date of a Change in Control and continuing for a period of three years.
         1.13 Notice of Termination: The term “Notice of Termination” shall mean a written notice delivered to the Employee in the manner specified in Section 8 of this Agreement, which notice indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.
         1.14 Post-Tax SIP Plan Benefit: The “Post-Tax SIP Plan Benefit” shall mean the sum of:
       (a) The amount credited to the Employee’s account under The Timken Company Post-Tax SIP Plan (the “Post-Tax SIP Plan”) as of the Termination Date; plus
       (b) The amount of Company contributions that would have been credited to the Employee’s account under the Post-Tax SIP Plan after the Termination Date if the Employee had remained in the full-time employment of the Company until the earlier of (i) end of the Limited Period or (ii) the end of the Severance Period at the greater of (I) his Base Salary and Incentive Pay for the calendar year in which the Employee’s employment is terminated, or (II) his Base

Salary and Incentive Pay for the calendar year in which the Change in Control occurred, and assuming the Employee’s contributions to the Post-Tax SIP Plan following the Termination Date had been at the highest rate at which such contributions had been made at any time during the three-year period ending on the Termination Date.
         1.15 Severance Amount: The term “Severance Amount” shall mean a lump sum amount equal to the sum of:
       (a) ___times the Employee’s Base Salary in effect immediately prior to the Employee’s termination of employment[; and
       (b) ___times the Employee’s Incentive Pay for the year in which the Employee’s employment is terminated;]
         1.16 Severance Period: The term “Severance Period” shall mean the period beginning on the Employee’s Termination Date and ending on the ___anniversary of the Termination Date.
         1.17 Subsidiary: The term “Subsidiary” means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company directly or indirectly beneficially owns 50% or more ownership or other equity interest.
         1.18 Supplemental Pension Benefit: The term “Supplemental Pension Benefit” shall mean (a) less (b), where:
       (a) is the sum of the accrued pension benefits (converted to a lump sum of actuarial equivalence as of the Termination Date) which the Employee would have been entitled to receive at or after the Termination Date under (i) the Retirement Plan, (ii) any annuity distributed to the Employee as a result of the termination on October 31, 1984 of the Retirement Plan for Salaried Employees of The Timken Company (the “Terminated Pension Plan”), (iii) any Employee Excess Benefits Agreement (“Excess Agreement”), and (iv) the Supplemental Pension Plan of the Timken Company (“Supplemental Plan”), assuming for purposes of this calculation that (A) the Employee’s benefits under the Retirement Plan, the Excess Agreement and the Supplemental Plan were vested and non-forfeitable, (B) the Employee satisfied any other condition under the Retirement Plan, the Excess Agreement and the Supplemental Plan to his receipt of benefits thereunder, (C) the Employee’s compensation for purposes of the Retirement Plan, the Excess Agreement and the Supplemental Plan was determined without regard to any reduction in compensation elected by the Employee pursuant to any qualified or non-qualified salary reduction arrangement maintained by the Company, including without limitation, the SIP Plan and the Deferred Compensation Plan, (D) the Employee was credited with additional service with the Company equal to the period of time between the Termination Date and the first to occur of either (1) the end of the Limited Period or (2) the end of the Severance Period, provided that for purposes of the Retirement Plan, the Excess

Agreement and the Supplemental Plan the Employee will only be credited with such additional service if the Employee was being credited with service for benefit accrual purposes under such plans immediately prior to the Termination Date, (E) solely for purposes of determining the time at which the Employee would receive benefits under the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan, the Employee had continued his employment with the Company until such time Employee would have received such benefits, (F) the Employee’s compensation for purposes of benefit calculation under the Retirement Plan, the Excess Agreement and the Supplemental Plan included a period of the Employee’s full-time employment with the Company equal to the period of time between the Termination Date and the first to occur of either (1) the end of the Limited Period or (2) the end of the Severance Period during which the Employee had Base Salary equal to the greater of (I) his Base Salary for the calendar year in which the Employee’s employment is terminated or (II) his Base Salary for the calendar year in which the Change in Control occurred, and Incentive Pay equal to the greater of (y) the Employee’s Incentive Pay for the calendar year in which the Termination Date occurs or (z) the Employee’s Incentive Pay for the calendar year in which the Change in Control occurs, and (G) the Employee commenced receiving benefits from the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan at the point in time when the total of the lump sums of actuarial equivalence under the Retirement Plan, the Terminated Pension Plan, the Excess Agreement and the Supplemental Plan is the greatest; and
       (b) is the sum of the accrued pension benefits (converted to a lump sum of actuarial equivalence as of the Termination Date) which the Employee is entitled to receive at or after the Termination Date under (i) the Retirement Plan, and (ii) any annuity distributed to the Employee as a result of the termination on October 31, 1984 of the Terminated Pension Plan.
The calculations of the Supplemental Pension Benefit (and its actuarial equivalence) shall be made, as of the Termination Date, by Watson Wyatt & Company or such other independent actuary appointed by the administrator of the Retirement Plan and acceptable to the Employee (the “Actuary”). The lump sum of actuarial equivalence shall be calculated using the applicable mortality table promulgated by the Internal Revenue Service (“IRS”) under Section 417(e)(3) of the Code as in effect on the Termination Date and the applicable interest rate promulgated by the IRS under Section 417(e)(3) of the Code for the month third preceding the month in which the Termination Date occurs, and if the IRS ceases to promulgate such interest rates, an interest rate determined by the Actuary.
         1.19 Supplemental SIP Plan Benefit: The “Supplemental SIP Plan Benefit” shall mean:
       (a) The amount of the Company Matching Contributions and Core Contributions (as such terms are defined in the SIP Plan) that would have been made to the SIP Plan by the Company and allocated to the Employee’s account thereunder as if the Employee had remained in the full-time employment of the

Company until the earlier of (i) the end of the Limited Period or (ii) the end of the Severance Period, at the greater of (I) his Base Salary for the calendar year in which the Employee’s employment is terminated, or (II) his Base Salary immediately prior to the Change in Control, and the greater of (y) the Employee’s Incentive Pay for the calendar year in which the Termination Date occurs and (z) the Employee’s Incentive Pay for the calendar year in which the Change in Control occurred, and assuming the Employee’s salary deferral was at the maximum permissible level; less
       (b) The amount of the Company Matching Contributions and Core Contributions made to the SIP Plan by the Company and allocated to the Employee’s account thereunder as of the Termination Date.
         1.20 Termination Date: The term “Termination Date” shall mean the effective date on which the Employee’s employment with the Company is terminated.
         1.21 Voting Stock: The term “Voting Stock” means securities entitled to vote generally in the election of directors.
     2. Operation of Agreement: This Agreement shall be effective immediately upon its execution.
     3. Severance Compensation:
         3.1 Severance Compensation:
        (a) If the Company shall terminate the Employee’s employment during the Limited Period other than pursuant to a Company Termination Event, or if the Employee shall voluntarily terminate his employment during the Limited Period pursuant to an Employee Termination Event, then the Company shall pay as severance compensation to the Employee a lump sum cash payment in the amount of the CIC Severance Amount. Anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and not more than 90 days prior to the date on which the Change in Control occurs, the Employee’s employment with the Company is terminated by the Company, such termination of employment will be deemed to be a termination of employment during the Limited Period for purposes of this Agreement if the Employee has reasonably demonstrated that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or in anticipation of a Change in Control. In the event the Employee is entitled to the benefits under this Agreement as a result of the preceding sentence, then the 60-calendar-day periods specified in Section 3.1(c) and Section 3.5(b) shall be deemed to commence on the date on which the Employee receives the notice contemplated by the last sentence of Section 1.3 hereof; provided, however, that if the Change in Control is not a Change in Control as defined under Section 409A of the Code, payments under

Section 3.1(c) will be made no sooner than 6 months after the date of the Employee’s “separation from service” (as defined in Section 409A of the Code).
        (b) If the Company shall terminate the Employee’s employment other than during the Limited Period and other than (i) pursuant to a Company Termination Event or (ii) for reasons of (A) criminal activity or (B) willful misconduct or gross negligence in the performance of the Employee’s duties, then the Company shall pay as severance compensation to the Employee a lump sum cash payment in the amount of the Severance Amount.
        (c) The payment of the Severance Amount or the CIC Severance Amount required by this Section 3.1 and any Gross-Up Payment initially determined to be required by Section 3.5 shall, subject to execution and delivery by the Employee of the Release described in Section 6 hereof, and the expiration of all applicable rights of the Employee to revoke the Release or any provision thereof, be made to the Employee on the date that is 60 calendar days after the Termination Date. Notwithstanding the foregoing, if the Employee is a “specified employee” (as defined under Section 409A of the Code), the portion of the CIC Severance Amount attributable to the Supplemental Pension Benefit, the Supplemental SIP Plan Benefit, and the Post Tax SIP Plan Benefit and any other payment or portion of a payment of amounts described in Sections 3.1 and 3.5 that constitutes a “deferral of compensation” under Section 409A of the Code will be paid to the Employee upon the earlier of (i) six months following the Employee’s “separation from service” with the Company (as such phrase is defined in Section 409A of the Code) or (ii) the Employee’s death. Upon receipt of the CIC Severance Amount, if paid, and because the CIC Severance Amount includes a supplemental pension benefit that the parties intend to be paid pursuant to this Agreement in lieu of any benefits to which the Employee is entitled under the Excess Agreement, the Supplemental Plan, and the Post-Tax SIP Plan, the Employee hereby retroactively waives, upon his receipt of the CIC Severance Amount, participation in any non-qualified pension plan of, or benefits under any employee excess benefits agreement with, the Company providing for benefits in excess of those permitted by the Code to be paid under the Retirement Plan and SIP Plan, and which measure service and compensation under such plan or agreement as a basis for benefits, including, without limitation, the Excess Agreement and the Supplemental Plan.
                 3.2 Compensation through Termination: If the Employee’s employment is terminated, the Company shall pay the Employee any Base Salary that has accrued but is unpaid through the Termination Date. If the Employee’s employment is terminated by the Company other than for Cause, the Company shall pay the Employee an amount equivalent to the Incentive Pay for the calendar year in which the Termination Date occurs multiplied by a fraction, the numerator of which is the number of days in the calendar year in which the Termination Date occurs that have expired prior to the Termination Date and the denominator of which is three hundred sixty-five, in accordance with the provisions of Section 3.1(c).

                 3.3 Offset: To the full extent permitted by applicable law, the Company retains the right to offset against the Severance Amount or the Gross-Up Payment on the Severance Amount otherwise due to the Employee hereunder any amounts then owing and payable such Employee to the Company or any of its affiliates.
                 3.4 Interest on Overdue Payments: Without limiting the rights of the Employee at law or in equity, if the Company fails to make any payment required to be made under this Agreement on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to the “prime rate” as set forth from time to time during the relevant period in The Wall Street Journal “Money Rates” column, plus 1%.
                 3.5 Indemnification:
             (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of the Employee, whether paid hereunder or paid or payable or distributed or distributable pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse of termination of any of the foregoing (individually and collectively a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such taxes (such taxes together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Employee shall be entitled to receive an additional payment or payments (individually and collectively, a “Gross-Up Payment”). The Gross-Up Payment shall be in an amount such that, after payment by the Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Employee retains a portion of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.
             (b) Subject to the provisions of paragraph (e) of this Section 3.5, all determinations required to be made under this Section 3.5, including whether an Excise Tax is payable by the Employee and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Employee and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting or benefits consulting firm (the “Firm”) mutually agreed upon by the Employee and the Company. The Firm shall submit its determination and detailed supporting calculations to both the Company and the Employee within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Employee. If the Firm determines that any Excise Tax is payable by the Employee, the Company shall pay the required Gross-Up Payment to the Employee on the date that is 60 calendar days after the Termination Date. If the

             (c) Firm determines that no Excise Tax is payable by the Employee, it shall, at the same time as it makes such determination, furnish the Company and the Employee an opinion that the Employee has substantial authority not to report any Excise Tax on his federal income tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Firm hereunder, it is possible that Gross-Up payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to paragraph (e) of this Section 3.5 and the Employee thereafter is required to make a payment of the Excise Tax, the Employee shall direct the Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Employee as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Employee within five business days after receipt of such determination and calculations.
             (d) The Company and the Employee shall each provide the Firm access to and copies of any books, records and documents in the possession of the Company or the Employee, as the case may be, reasonably requested by the Firm, and otherwise cooperate with the Firm in connection with the preparation and issuance of the determinations and calculations contemplated by paragraph (b) of this Section 3.5. Any determination by the Firm as to the amount of the Gross-Up Payment or the Underpayment shall be binding upon the Company and the Employee.
             (e) The fees and expenses of the Firm for its services in connection with the determinations and calculations contemplated by paragraph (b) of this section 3.5 shall be borne by the Company. If such fees and expenses are initially paid by the Employee, the Company shall reimburse the Employee the full amount of such fees and expenses within five business days after receipt from the Employee of a statement therefor and reasonable evidence of his payment thereof.
             (f) The Employee shall notify the Company in writing of any claim by the IRS or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than 10 business days after the Employee actually receives notice of such claim and the Employee shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Employee). The Employee shall not pay such claim prior to the earlier of (y) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (z) the date that any payment of amount with respect to such claim is due. If the Company notifies the Employee in writing prior to the expiration of such period that it desires to contest such claim, the Employee shall:

             (i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;
             (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;
             (iii) cooperate with the Company in good faith in order to effectively to contest such claim; and
             (iv) permit the Company to participate in any proceedings relating to such claim;
provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Employee, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of paragraph (e), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by paragraph (e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Employee may participate therein at his own cost and expense) and may, at its option, either direct the Employee to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Employee to pay the tax claimed and sue for a refund, the Company shall, if permitted by applicable law, advance the amount of such payment to the Employee on an interest-free basis and shall indemnify and hold the Employee harmless, on an after-tax basis, from any Excise Tax or income tax or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Employee with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the IRS or any other taxing authority.

             (g) If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph (e) of this Section 3.5, the Employee receives any refund with respect to such claim, the Employee shall (subject to the Company’s complying with the requirements of paragraph (e) of this Section 3.5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Employee of an amount advanced by the Company pursuant to paragraph (e) of this Section 3.5, a determination is made that the Employee shall not be entitled to any refund with respect to such claim and the Company does not notify the Employee in writing of its intent to contest such denial or refund prior to the expiration of 30 calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Employee pursuant to this Section 3.5.
             (h) The Federal, state and local income or other tax returns filed by the Employee shall be prepared and filed on a basis consistent with the determination of the Firm with respect to the Excise Tax payable by the Employee. The Employee shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the IRS and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Employee’s federal income tax return, or corresponding state or local tax return, if relevant, the Firm determines that the amount of the Gross-Up Payment should be reduced, the Employee shall within five business days pay to the Company the amount of such reduction.
                 3.6 Continuation of Certain Benefits.
             (a) If the Company terminates the Employee’s employment during the Limited Period other than pursuant to a Company Termination Event, or if the Employee voluntarily terminates his employment during the Limited Period pursuant to an Employee Termination Event, then the Employee, and the Employee’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental, vision and life insurance plans for which the Employee was eligible immediately prior to the Employee’s Termination Date, until the earlier of (i) Employee’s eligibility for any such coverage under another employer’s or any other medical plan or (ii) [three years/eighteen months] following the termination of Executive’s employment. The Employee’s continued participation in the Company’s medical, dental, vision and life insurance plans shall be on the terms (including access fees) not less favorable than those in effect for actively employed key employees of the Company. Employee agrees that the period of coverage under such plan shall count against the medical plan’s obligation to provide continuation coverage pursuant to Part 6 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“COBRA”).
             (b) If the Company terminates the Employee’s employment other than during the Limited Period and other than (i) pursuant to a Company Termination Event or (ii) for reasons of (A) criminal activity or (B) willful misconduct or gross negligence in the performance of the Employee’s duties, then the Employee, and the Employee’s eligible dependents, shall be entitled to continue to participate in the Company’s medical, dental, vision and life insurance plans for which the Employee was eligible immediately prior to the Employee’s Termination Date, until the earlier of (x) Employee’s eligibility for any such coverage under another employer’s or any other medical plan or (y) ___following the termination of Executive’s employment. The Employee’s continued participation in the Company’s medical, dental, vision and life insurance plans shall be on the terms (including access fees) not less favorable than those in effect for actively employed key employees of the Company. Employee agrees that the period of coverage under such plan shall count against the medical plan’s obligation to provide continuation coverage pursuant to COBRA.
             (c) Notwithstanding the foregoing, if the Company determines that the benefit provided under this Section 3.6 is likely to result in negative tax consequences to the Employee, the Company will use its reasonable best efforts to make other arrangements to provide a substantially similar benefit to the Employee that does not have such negative tax consequences, which may include making a lump sum payment at the earliest time permitted under Section 409A of the Code, in an amount equal to the Company’s reasonable determination of the present value of any such benefits that, if provided, would result in negative tax consequences to the Employee or providing such benefit through insurance coverage on the Employee’s behalf.
     4. No Obligation to Mitigate Damages: The Employee shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the Termination Date, or otherwise.
     5. Confidential Information; Covenant Not To Compete:
                 5.1 The Employee acknowledges that all trade secrets, customer lists and other confidential business information are the exclusive property of the Company. The Employee shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) disclose such trade secrets, customer lists, or confidential business information without the prior written consent of the Company. The Employee also shall not (following the execution of this Agreement, during the Limited Period, or at any time thereafter) directly or indirectly, or by acting in concert with others, employ or attempt to employ or solicit for any employment competitive with the Company any person(s) employed by the Company. The Employee recognizes that any violation of this Section 5.1 and Section 5.2 is likely to result in immediate and irreparable harm to the Company for which money damages are likely to be inadequate. Accordingly, the Employee consents to the entry of injunctive and other appropriate equitable relief by a court of competent jurisdiction, after notice and hearing and the court’s finding of irreparable harm and the likelihood of prevailing on a claim alleging violation of this Section 5, in order to protect the Company’s rights under this Section. Such relief shall be in addition to any other relief to which the Company may be entitled at law or in equity. The Employee agrees that the state and federal courts located in the State of Ohio shall have jurisdiction in any action, suit or proceeding against Employee based on or arising out of this Agreement and Employee hereby: (a) submits to the personal jurisdiction of such courts; (b) consents to service of process in connection with any action, suit or proceeding against Employee; and (c) waives any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction, venue or service of process.
                 5.2 For a period of time beginning upon the Termination Date and ending upon the first anniversary of the Termination Date, the Employee shall not (a) engage or participate, directly or indirectly, in any Competitive Activity, as defined in Section 1.7 or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the term of this Agreement, if the Employee had any direct responsibility for such customer while employed by the Company.
     6. Release:
     Payment of the severance payments set forth in Section 3 hereof is conditioned upon the Employee executing and delivering a full and complete release of all claims satisfactory to the Company.
     7. Successors, Binding Agreement and Complete Agreement:
                 7.1 Successors: The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to the Employee, to assume and agree to perform this Agreement.
                 7.2 Binding Agreement: This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representative, executor, administrators, successors, heirs, distributees and legatees. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including, without limitation, any person acquiring directly or indirectly all or substantially all of the assets of the Company whether by merger, consolidation, sale or otherwise (and such successor shall thereafter be deemed “the Company” for the purposes of this Agreement), but shall not otherwise be assignable by the Company.
                 7.3 Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties with respect to the subject matter hereof and effective as of its date supersedes and preempts any prior understandings, agreements or representations [, including, but not limited to, the Severance Agreement between the Company and the Employee

dated          ,     ,] by or between the parties, written or oral, which may have related to the subject matter hereof in any way.
     8. Notices: For the purpose of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as indicated below, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

If to the Company:	The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio 44706

If to the Employee:
     9. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.
     10. Miscellaneous: No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. If the Employee files a claim for benefits under this Agreement with the Company, the Company will follow the claims procedures set out in 29 C.F.R. section 2560.503-1.
     11. Validity: The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.
     12. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement.
     13. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company.

         14. Withholding of Taxes: The Company may withhold from any amount payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.
         15. Nonassignability: This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations, hereunder, except as provided in Sections 7.1 and 7.2 above. Without limiting the foregoing, the Employee’s right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and in the event of any attempted assignment or transfer contrary to this Section the Company shall have no liability to pay any amounts so attempted to be assigned or transferred.
         16. Termination of Agreement: The term of this Agreement (the “Term”) shall commence as of the date hereof and shall expire on the close of business on December 31, 2007; provided, however, that (i) commencing on January 1, 2008 and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Employee shall have given notice that it or the Employee, as the case may be, does not wish to have the Term extended; (ii) if a Change in Control occurs during the Term, the Term will expire on the last day of the Limited Period; and (iii) subject to Section 3.1, if the Employee ceases for any reason to be a key employee of the Company or any subsidiary, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect. For purposes of this Section 16, the Employee shall not be deemed to have ceased to be an employee of the Company or any subsidiary by reason of the transfer of Employee’s employment between the Company and any subsidiary, or among any subsidiaries.
         17. Indemnification of Legal Fees and Expenses; Security for Payment:
               17.1 Indemnification of Legal Fees. It is the intent of the Company that in the case of a Change in Control, the Employee not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Employee hereunder. Accordingly, after a Change in Control, if it should appear to the Employee that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Employee the benefits intended to be provided to the Employee hereunder, the Company irrevocably authorizes the Employee from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Employee in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Employee after a Change in Control and as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

               17.2 Trust Agreements. To ensure that the provisions of this Agreement can be enforced by the Employee, two agreements (“Amended and Restated Trust Agreement” and “Amended and Restated Trust Agreement No. 2”) each dated as of March 26, 1991, as they may have been or may be amended, have been established between a Trustee selected by the members of the Compensation Committee of the Board or any officer (the “Trustee”) and the Company. The Amended and Restated Trust Agreement sets forth the terms and conditions relating to payment pursuant to the Amended and Restated Trust Agreement of the CIC Severance Amount, the Gross-Up Payment and other payments provided for in Section 3.5 hereof pursuant to this Agreement owed by the Company, and Amended and Restated Trust Agreement No. 2 sets forth the terms and conditions relating to payment pursuant to Amended and Restated Trust Agreement No. 2 of attorneys’ and related fees and expenses pursuant to paragraph (a) of this Section owed by the Company. Employee shall make demand on the Company for any payments due Employee pursuant to paragraph (a) of this Section prior to making demand therefor on the Trustee under Amended and Restated Trust Agreement No. 2. Payments by such Trustee shall discharge the Company’s liability under paragraph (a) of this Section only to the extent that trust assets are used to satisfy such liability.
               17.3 Obligation of the Company to Fund Trusts. Upon the earlier to occur of (x) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company’s shareholders by the Board, (y) a declaration by the Board that the trusts under the Amended and Restated Trust Agreement and Amended and Restated Trust Agreement No. 2 should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (z) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five (5) business days:
             (a) transfer to the Trustee to be added to the principal of the trust under the Amended and Restated Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the CIC Severance Amount and Gross-Up Payment which could become payable to the Employee under the provisions of Section 3.1 and Section 3.5 hereof. The payment of any CIC Severance Amount, Gross-Up Payment or other payment by the Trustee pursuant to the Amended and Restated Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay the CIC Severance Amount, Gross-Up Payment or other payment hereunder, it being the intent of the Company that assets in such Amended and Restated Trust Agreement be held as security for the Company’s obligation to pay the CIC Severance Amount, Gross-Up Payment and other payments under this Agreement; and
             (b) transfer to the Trustee to be added to the principal of the trust under Amended and Restated Trust Agreement No. 2 the sum authorized by the members of the Compensation Committee from time to time.
Any payments of attorneys’ and related fees and expenses, which are the obligation of the Company under Section 17.1, by the Trustee pursuant to Amended and Restated Trust Agreement No. 2 shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that such assets in such Amended and Restated Trust Agreement No. 2 be held as security for the Company’s obligation under Section 17.1.
     18. Code Section 409A of the Code.
           18.1 General. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Employee).
           18.2 Interest, Indemnification, and Legal Fee Payments. Notwithstanding any provision of this Agreement to the contrary, if any payments are owed to the Employee pursuant to Section 3.4, 3.5 or 17.1, those payments will only be paid to the Employee to the extent and in the manner permitted by Section 409A of the Code.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first set forth above.

By:
Employee

THE TIMKEN COMPANY
By:
W. R. Burkhart
Its:	Sr. VP & General Counsel